SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                               Exchange Act of 1934
                              (Amendment No. ____)

   Filed by the Registrant [ X ]
   Filed by a Party other than the Registrant [  ]

   Check the appropriate box:

   [ ]  Preliminary Proxy Statement             [ ]  Confidential, for Use of
                                                     the Commission Only
   [X]  Definitive Proxy Statement                   (as permitted by Rule
                                                     14a-6(e)(2))
   [ ]  Definitive Additional Materials
   [ ]  Soliciting Material Pursuant to Section  240.14a-11(c) or Section
        240.14a-12

                         Christiana Companies, Inc.
                (Name of Registrant as Specified in its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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   [X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
        or Item 22(a)(2) of Schedule 14A.

   [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
        11.

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        pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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        5)  Total fee paid:

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting
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        registration statement number, or the Form or Schedule and the date
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

   CHRISTIANA COMPANIES, INC.


   NOTICE OF ANNUAL MEETING
   OF SHAREHOLDERS


   The 1996 annual meeting of shareholders of Christiana Companies, Inc., a Wisconsin corporation, will be held at the Galleria Conference Room, Firstar Center, 777 East Wisconsin Avenue, Milwaukee, Wisconsin, on Tuesday, October 29, 1996 at 9:00 a.m. (Central Time) for the following purposes:

   (a)  To elect eight directors of the Company; and

   (b) To consider and act upon any other business which may properly come before the meeting or any adjournment thereof.

   Only holders of record at the close of business on September 13, 1996 are entitled to notice of and to vote at the annual meeting or any adjournment thereof.

   Accompanying this notice are a Proxy Statement, a form of Proxy, a postage-paid envelope for returning the signed Proxy to the Company, and the Company's annual report to shareholders for fiscal 1996, which includes the Company's Annual Report on Form 10-K to the Securities and Exchange Commission for that year.

   PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE (NO POSTAGE REQUIRED) TO INSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY THEN REVOKE YOUR PROXY.

                                           By Order of the Board of
                                           Directors,



                                           DAVID E. BECKWITH
                                           Secretary

   September 26, 1996

   CHRISTIANA COMPANIES, INC.

   Suite 3380, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202

   PROXY STATEMENT

   Approximate date proxy material first sent to shareholders: September 26, 1996.



   I.   GENERAL
   Annual Meeting To Be Held October 29, 1996

             The enclosed Proxy is solicited by and on behalf of the Board of Directors of Christiana Companies, Inc., a Wisconsin corporation (the "Company"), for use at the annual meeting of the Company's shareholders to be held on October 29, 1996, and is revocable at any time before it is exercised. To be effective, any such revocation must be communicated in writing to the Company's Secretary, or if the shareholder attends the meeting in person and wishes to vote in person, he or she may revoke the Proxy by orally informing the Secretary of such revocation.

             On September 13, 1996, the record date for the annual meeting, there were 5,136,630 shares of Common Stock issued and outstanding, each of which is entitled to one vote. A quorum consists of the holders of at least a majority of such shares. If a quorum is present, the annual meeting will be properly constituted to conduct business. Shares as to which Proxies have been marked to withhold authority or to abstain and "broker non-votes" (which occur when a nominee holder of record does not have authority to vote on a particular matter without specific instructions from the beneficial owner and no instructions have been received) will be counted for purposes of ascertaining the presence of a quorum.

             The expense of soliciting Proxies will be borne by the Company. In addition to solicitation by mail, solicitation of Proxies may be made through directors, officers or employees of the Company by oral communication or otherwise.

             The Company's last fiscal year ended June 30, 1996, and references to "fiscal 1996" are to that year.

             Shareholder Proposals. The deadline for receipt of shareholder proposals for inclusion in the Company's proxy material for its 1997 annual meeting is May 31, 1997.

             Action to be Taken Under the Proxy. The accompanying Proxy, unless the giver thereof specifies otherwise, in which case the Proxy will be voted in accordance with such specification, will be voted (a) for the election of the eight persons named hereafter in Table B as nominees for directors of the Company, and (b) in the discretion of the holders of the Proxy on any other business which may properly come before the meeting or any adjournment thereof. Management is not aware of any such other business. If any candidate named in Table B becomes unable or unwilling to accept nomination for election, it is intended that the holders of the Proxy will vote for the election in his stead of such other person as the Board of Directors may designate. Management has no reason to believe that any candidate will be unable or unwilling to serve if elected.

             Accountants. The firm of Arthur Andersen LLP has served as the Company's independent public accountants for more than the past five fiscal years, and it is expected that such firm will also be engaged for fiscal 1997. A representative of Arthur Andersen is expected to be present at the annual meeting, with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions.

             Section 16(a) Beneficial Ownership Reporting Compliance.
   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company or written representations from the Company's executive officers, directors and greater than ten percent beneficial owners, such persons complied with all Section 16(a) filing requirements in fiscal 1996.

   II.  FIVE PERCENT HOLDERS

             The following table gives information, as of September 1, 1996, about the beneficial ownership of Common Stock of the Company by the persons known to the Board of Directors to own beneficially more than 5% of the outstanding Common Stock. As used in this proxy statement, "beneficial ownership" means, in general, the sole or shared power to vote or dispose of stock.

   Table A

                                           No. of Shares            Percent
   Name and Address                        Beneficially Owned       of Class

   Sheldon B. Lubar, as
    Voting Trustee ...................        2,600,500              50.6
     Suite 3380
     777 East Wisconsin Avenue
     Milwaukee, WI 53202
   Albert O. Nicholas.................          310,700               6.0
     700 North Water Street
     Milwaukee, WI  53202


             Voting Trust and Voting Trust Certificates. With the exception of 5,500 shares held by Mr. Lubar in an individual defined benefit plan, all shares shown in Table A for Mr. Lubar are owned of record and beneficially by Mr. Lubar as the voting trustee under an agreement dated December 29, 1992, pursuant to which he has sole voting and dispositive power over those shares. That agreement expires December 28, 2012, but is subject to earlier termination or modification as therein provided.
   Voting Trust certificates for those shares are held as follows: Mr. Lubar, 439,205 shares (8.6% of the Company's outstanding stock) and his wife, 433,705 shares (8.4%), their son David J. Lubar, 322,403 shares (6.3%), their three daughters, 1,321,982 shares (25.7%), and trusts for the benefit of their grandchildren, 91,205 shares (1.8%).

   III. DIRECTORS AND EXECUTIVE OFFICERS

             The following table provides certain information, as of September 1, 1996, about the Board of Directors' eight nominees for director and also provides information about beneficial ownership of stock of the Company by all of the directors and executive officers as a group. The persons shown in the table as officers of the Company comprise all of the Company's executive officers. Directors of the Company are elected annually by a plurality of the votes cast by shareholders. Executive officers are appointed annually by the Board of Directors.

   Table B

                                                                   No. of
                                                     Served as     Shares
                            Principal Occupation     Director   Beneficially
    Name (and Age)         During Last Five Years      Since        Owned

    Nicholas F. Brady     Chairman and President       10/93       200,000/1
    (66)  . . . . . . .   (since 2/93) of Darby                     (3.9%)
                          Advisors, Inc., Easton,
                          Maryland, private
                          investment company/1

    William T. Donovan    Executive Vice               10/90       156,532/2
    (44)  . . . . . . .   President and Chief                       (3.0%)
                          Financial Officer of
                          the Company/2

    Raymond F. Logan      Vice President (real         10/77         1,575
    (73)  . . . . . . .   estate) of the Company

    David J. Lubar (41)   President of Lubar &         10/90       105,000/3
                          Co. Incorporated                          (2.0%)
                          ("Lubar & Co."),
                          venture capital and
                          investments, Milwaukee,
                          Wisconsin/3

    Sheldon B. Lubar      Chairman (Chief              1/87     2,600,5004
    (67)  . . . . . . .   Executive Officer) of                    (50.6%)
                          the Company/4

    Albert O. Nicholas    Owner and President of       1/90        310,700
    (65)  . . . . . . .   Nicholas Company, Inc.,                   (6.0%)
                          Milwaukee, Wisconsin, a
                          registered investment
                          adviser/5

    John R. Patterson     President (Chief              __           5,000
    (49)  . . . . . . .   Operating Officer) of
                          Total Logistic Control,
                          Inc./6

    Gary R. Sarner (50)   President (Chief             10/92       41,0007
                          Operating Officer) of
                          the Company/7

    All eight directors and executive officers as a group . .    3,415,307/8
                                                                   (66.5%)
   _______________

   1/Previously, Secretary of the United States Department of the Treasury for over four years, and before that, Chairman of Dillon, Read & Co., Inc. He is also a director of Amerada Hess Corporation and H.J. Heinz Company, as well as a director (or trustee) of 28 Templeton Funds, which are registered investment companies. The shares listed are owned by a trust of which Mr. Brady is the beneficiary and a co-trustee.

   2/Mr. Donovan has served in the capacity listed or in another capacity as an executive officer of the Company for more than the last five years. He has also been a principal of Lubar & Co. for more than the last five years. Mr. Donovan is also a director of UnionFed Financial Corporation. The shares listed include 3,000 shares (the portion exercisable at September 1, 1996) which may be acquired under an employee stock option.

   3/Mr. Lubar is also a director of Gander Mountain, Inc. In addition to the shares listed, Mr. Lubar holds a voting trust certificate for 322,403 shares; see Section II.

   4/Mr. Lubar has also been a principal of Lubar & Co. for more than the last five years. Mr. Lubar is also a director of Ameritech Corporation, Energy Ventures, Inc., Firstar Corporation, Massachusetts Mutual Life Insurance Co. and MGIC Investment Corporation. For additional information about the shares listed, see Section II.

   5/Nicholas Company is the adviser to six registered investment companies:
   Nicholas Fund, Inc., Nicholas II, Inc., Nicholas Income Fund, Inc., Nicholas Limited Edition, Inc., Nicholas Money Market Fund, Inc. and Nicholas Equity Income Fund. Mr. Nicholas is the president and a director of each of those companies. Mr. Nicholas is also a director of Bando McGlocklin Capital Corporation.

   6/Total Logistic Control, Inc. is a wholly-owned subsidiary of the Company which provides public and contract warehousing and logistic services. Mr. Patterson has served in the capacity listed since February 1996. Before joining Total Logistic Control, Mr. Patterson served as Vice President-Operations for Schneider Logistics, Inc., Green Bay, Wisconsin (a provider of transportation and logistics services). For six years prior thereto, Mr. Patterson was the President and principal owner of Pro Drive, Inc., Green Bay, Wisconsin (a truck driver recruiting and training firm). Mr. Patterson's 1996 base salary is $175,000. In February 1996, the Company paid Mr. Patterson a one-time signing bonus of $25,000 and granted him incentive stock options to acquire a total of 100,000 shares of Company common stock at $24.25 per share, the fair market value of the shares on the date of grant. The options generally vest in five equal consecutive annual installments with the first installment of 20,000 shares vesting on February 26, 1997. Mr. Patterson is a new nominee for election to the Board.

   7/Since October 1993. Before that, Mr. Sarner was the President of Wiscold, Inc., the business of which was acquired by the Company in September 1992. The shares listed include 40,000 shares (the portion exercisable at September 1, 1996) which may be acquired under an employee stock option.

   8/Does not include shares for which Messrs. Donovan and Sarner hold options that are not exercisable within 60 days of September 1, 1996. See
   Section IV.

        Sheldon B. Lubar is the father of David J. Lubar.

        During fiscal 1996, the Board of Directors met four times. Each director attended at least 75% of the aggregate of (i) the total number of all Board meetings and (ii) the total number of meetings of committees of which he was a member. The Board has two standing committees: audit (see below) and compensation (see Section IV). It has no standing nominating committee or any committee performing similar functions.

             Audit Committee. The Audit Committee, consisting of Messrs. Brady and Nicholas, met twice during fiscal 1996. The Committee recommends the engagement of the independent public accountants, discusses the scope and results of the audit with the accountants and discusses the Company's financial accounting and reporting principles, and the adequacy of its financial controls, with the accountants and with management.

   IV.  REMUNERATION OF AND TRANSACTIONS WITH OR INVOLVING MANAGEMENT

             Summary Compensation Table. This table gives information about the compensation of the four persons who were executive officers of the Company during fiscal 1996.
   Table C



                                                                    Long-Term Compensation
                                                                       Shares Underlying
                                  Fiscal      Annual Compensation        Options (#)/1          All Other
    Name and Principal Position    Year       Salary        Bonus                            Compensation/2

    Sheldon B. Lubar, . . . . .    1996      $66,000        --                --               $    750
      Chairman and Chief           1995       80,000        --                --                    750
      Executive Officer            1994       80,000       6,000              --                  4,000

    William T. Donovan, . . . .    1996     $150,000        --                --                    750
       Executive Vice President    1995      127,500      75,000              --                    750
                                   1994      100,000      11,000            10,000                4,000

    Raymond F. Logan, . . . . .    1996     $149,700       --                 --                   --
       Vice President              1995      149,700      17,500              --                   --
                                   1994      149,700      15,000              --                   --
    Gary R. Sarner, . . . . . .    1996     $167,500        --                --                    750
       President                   1995      150,000     $35,000              --                    750
                                   1994      150,000        --                --                    750

   ______________

   1/The Company's only long-term compensation plan or program is a stock option plan. The amounts shown are the number of shares underlying options granted during the fiscal year.

   2/This column consists solely of amounts contributed by the Company to a
   Section 401(k) retirement plan.


             Fiscal Year-End Option Value Table. This table gives information about the number and value of unexercised options for the Company's stock held by William T. Donovan and Gary R. Sarner at June 30, 1996. The Company's other executive officers, Sheldon B. Lubar and Raymond F. Logan, do not hold any options on the Company's stock. The closing price (New York Stock Exchange, Composite Transactions) on that date was $21.25 per share. At June 30, 1996 only options whose exercise price was below $21.25 were in-the-money. For these options, the value shown is the difference between $21.25 and the exercise price for the number of options held. The value of options which were not-in-the-money is shown as 0.

   Table D
                                        June 30, 1996

                             No. of Shares
                          Underlying Options  Value of in-the-Money
                             Exercisable/      Options Exercisable/
            Name             Unexercisable        Unexcersiable

    William T. Donovan        2,000/8,000             $0/$0

    Gary R. Sarner  . .      40,000/60,000            $0/$0

             Pensions. The Company has no pension plans or programs. Under an agreement with Raymond F. Logan, who has 33 years of service with the Company, a benefit of $75,000 per year for ten years is to be paid to his beneficiary or estate if he dies while employed by the Company. Upon his retirement, the Company is to pay a lifetime annuity (10-years-certain) of $75,000 per year; after those ten years the annual payment changes to $37,500 upon the death of Mr. Logan or his wife and that payment continues until the death of the survivor.

             Compensation of Directors. Non-employee directors (Nicholas F. Brady, David J. Lubar and Albert O. Nicholas) are each paid an annual retainer of $15,000 for attendance at Board and committee meetings and other consultations.

             Employment Contracts. Except for Gary R. Sarner, no officer of the Company has an employment contract. Mr. Sarner's contract, entered into concurrently with the Wiscold acquisition mentioned in note 7 to Table B, expires September 1, 1997 (automatically extended for one year unless either side decides otherwise), and provides for an annual base salary of at least $150,000. If his employment is terminated without cause, he is entitled to that base salary for the balance of the term, without diminution by reason of any other compensation he may earn during that period.

             Compensation Committee Interlocks and Insider Participation. The members of the Compensation Committee are Nicholas F. Brady, Sheldon
   B. Lubar and Albert O. Nicholas. This Committee, which also administers the Company's stock option program, met once during fiscal 1995. Mr. Lubar is the Company's principal officer (see Tables B and C) and its principal shareholder (see Section II).

             William T. Donovan, David J. Lubar and Sheldon B. Lubar are officers and directors of Lubar & Co., and own 25%, 37.5% and 37.5% of its stock, respectively. The Company's headquarters are in part of the premises occupied by Lubar & Co. in the Firstar Center, Milwaukee, Wisconsin. The Company reimburses Lubar & Co. for its pro rata share ($5,400 per month for fiscal 1996) of the rent, utilities and other expenses of those premises. This amount is offset by Lubar & Co. reimbursing the Company for its partial utilization of Company staff time at a rate of $4,000 per month.

             Compensation Committee Report. The Company's approach to compensating its executive officers is different from that of many public corporations. The Chief Executive Officer (Sheldon B. Lubar) makes his recommendations for salaries (other than any determined by an employment agreement) and bonuses to the Compensation Committee and those recommendations are generally approved by the Committee. To date, the factors considered by the CEO have been the financial performance of the Company or the operating unit for which the executive has responsibility and achievement of non-financial goals in the business plan or developed during the fiscal year. Financial performance is measured by actual operating cash flow and net income compared to the amounts included in the business plan developed prior to the beginning of the fiscal year, but any secular developments affecting performance which may have occurred during the fiscal year are considered. The CEO has not given any specific weight to any one factor. In the case of compensation for Mr. Donovan, the CEO has also taken into account his substantial holdings of the Company's stock. Mr. Sarner's base salary was negotiated in connection with the Wiscold acquisition; see Employment Contracts above.

             In recommending his own compensation for fiscal 1996, the CEO took account of his substantial holdings of Company stock and his view that his own compensation over the long term will largely be the result of an increase in the market price of the Company's stock. The CEO also considered his belief that his compensation was substantially below the compensation of chief executive officers of companies of a similar size to the Company.

             Section 162(m) of the Internal Revenue Code of 1986, as amended, limits deductibility for federal income tax purposes of compensation in excess of $1 million paid to the CEO and certain executive officers unless certain requirements are met. The Compensation Committee does not believe that in the foreseeable future the annual compensation of any executive officer will be subject to the limit. The Company's 1995 Stock Option Plan limits the number of Awards that may be granted to any one person during any three-year period. Hence, any tax deductible compensation to an executive under that Plan resulting from an increase in the price of the Company's stock (in general, tax deductible compensation is the difference between the fair market of an Award when it is exercised less any amount paid by the executive) will not be subject to the limit.

        Nicolas F. Brady         Sheldon B. Lubar         Albert O. Nicholas

             Five-Year Performance Graph. The annual changes for the five-year period shown in this graph are based on the assumption that on June 30, 1991, $100 had been invested in the Company's Common Stock, and in the S&P 500 Index and in the Russell 2000 Index, and that all dividends were reinvested (the Company paid no dividends during the period). The total cumulative dollar returns shown on the graph represent the value that such investments would have had at each anniversary shown. The Company has chosen the Russell 2000 Index because it is not aware of any published industry or line-of-business index for comparable companies nor is it aware of any peer group of companies.

             In the paper version of this document the performance graph appears here with the following values:

                                          YEAR

                    1991    1992     1993     1994     1995     1996

    Christiana      $100  $100.43  $ 84.78  $118.26  $ 93.04  $ 73.91

    S&P 500         $100  $113.41  $128.87  $130.68  $164.75  $207.59

    Russell 2000    $100  $114.54  $144.27  $150.62  $180.85  $224.05